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FOR IMMEDIATE RELEASE

CHINA MINERAL ACQUISITION CORP. (CMAQ.OB) ANNOUNCES FILING OF PRELIMINARY PROXY MATERIAL FOR DISSOLUTION AND LIQUIDATION.

NEW YORK, September 14, 2006 (BUSINESS WIRE) -- China Mineral Acquisition Corporation (OTCBB: CMAQ, CMAQU,CMAQW) announced today that it has filed preliminary proxy material with the U.S. Securities and Exchange Commission relating to a proposed special meeting of stockholders to approve the dissolution and liquidation of the Company, as contemplated by its certificate of incorporation, since the two-year period for it to complete a business combination has passed without one being consummated.

The date of the special meeting, and the record date for voting, will be set during the course of any SEC review. The preliminary proxy material, which is subject to completion, provides information concerning the meeting and the proposed dissolution and liquidation. The Company's stockholders are urged to read the materials, which are available on the SEC's website, http://www.sec.gov.

About China Mineral: Based in New York City, China Mineral was incorporated in March 2004 as a "blank check" company to identify and acquire an operating business having operations in the People's Republic of China. China Mineral raised approximately US$21.3 million (net) in an August 2004 initial public offering of four million units at US$6.00 per unit, each consisting of one share of common stock and two redeemable common stock purchase warrants having an exercise price of US$5.00. Approximately US$20.4 million of the IPO proceeds was placed in a trust account maintained by an independent trustee, which, together with interest, will be returned to current holders of China Mineral common shares originally issued in its IPO. No payments will be made in respect of China Mineral's outstanding warrants or in respect of shares held by the Company's pre-IPO stockholders.

Information contact:

China Mineral Acquisition Corporation
Dixon Chen, 1-848-391-8799